Exhibit 16.1

April 26, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Gravity Co., Ltd. (copy attached), which we understand will be furnished to the Securities and Exchange Commission, pursuant to Item 16.F. of Form 20-F of Gravity Co., Ltd. dated April 26, 2019. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Samil PricewaterhouseCoopers

Seoul, Korea